Exhibit 10.2

Description of 2009 Management Incentive Plan

On January 26, 2009, the Compensation Committee of the Board of Directors of Ultratech, Inc. (the “Company”) established the Management Incentive Program (“MIP”) for the 2009 fiscal year for the Company’s executive officers and certain other employees. The program is comprised of (i) a cash bonus opportunity under the Company’s Long Term Incentive Plan, as amended and restated on January 28, 2008, (the “LTIP”) tied to the Company’s attainment of pre-established performance objectives for the 2009 fiscal year and (ii) restricted stock unit (“RSU”) awards covering shares of the Company’s Common Stock. A copy of the LTIP is attached as Exhibit 9.1 to Item 9.01 of the Current Report on Form 8-K filed by the Company on February 1, 2008.

Restricted Stock Units

The authorized RSU awards will be made in a series of four successive equal quarterly grants under the Company’s 1993 Stock Option/Stock Issuance Plan, as amended and restated on January 30, 2007. The quarterly grant dates will be February 2, 2009, April 20, 2009, July 27, 2009 and October 19, 2009. Accordingly, one-fourth of the total RSU award indicated below for each executive officer was made on February 2, 2009, and an additional one-fourth of the total RSU award indicated below for each executive officer was made on April 20, 2009. The two remaining installments will be made on the following dates: July 27, 2009 and October 19, 2009.

Name	Total Number of Shares Subject to Restricted Stock Units (#)
A. Zafiropoulo	100,000
B. Wright	40,000
S. Jewler	24,000

Each RSU represents the right to receive one share of the Company’s Common Stock on the designated issuance date following vesting of that unit. The RSUs awarded to each individual will vest in three equal installments upon completion of each year of service with the Company over the three-year period measured from January 1, 2009. Accelerated vesting of the units will occur in whole or in part upon a change in control or the individual’s cessation of employment under certain defined circumstance. Unless otherwise accelerated pursuant to the terms of the award agreement, the shares of Common Stock underlying the vested units will be issued on January 31, 2012.

Cash Bonus

The cash bonus opportunity under the 2009 MIP is provided under the LTIP and will be based on the Company’s operating income and revenue levels for the 2009 fiscal year. The target bonuses set under the 2009 MIP for the Company’s executive officers are as follows: ninety percent (90%) of 2009 base salary for Mr. Zafiropoulo, eighty-five percent (85%) of 2009 base salary for Mr. Wright and eighty percent (80%) of 2009 base salary for Mr. Jewler, with fifty percent (50%) of each executive officer’s target bonus allocated to each performance goal. Four performance levels have been established for each goal, and the actual level at which each goal is attained will determine the bonus amount payable to the executive officer with respect to that goal. Following the close of the 2009 fiscal year, the Compensation Committee will determine the actual bonus amount for each participant. The potential bonus with respect to each goal, as a multiple or fraction of the fifty percent (50%) component of the target bonus allocated to that goal, is set forth below for each specified level of goal attainment. If both performance goals are attained at the Tier III or target level, then each executive officer will be awarded his target bonus under the MIP. If the actual level of attainment for either goal is between any two designated levels up to the target Tier III level, then the bonus potential for that goal will be in a dollar amount interpolated on a straight line basis between those two levels. If the Company’s operating income or revenue goal for the 2009 fiscal year exceeds the target Tier III level, then the bonus potential for that goal would increase in accordance with the same slope that exists between the Tier II and Tier III levels.

OPERATING INCOME GOAL

Level of Attainment	Net Income Level (Millions)	Multiple of 50% Component of the Target Bonus
Minimum	$5.19	0.25x
Tier I	$7.42	0.50x
Tier II	$8.71	0.75x
Tier III	$10.45	1.0x

REVENUE GOAL

Level of Attainment	Revenue Level (Millions)	Multiple of 50% Component of the Target Bonus
Minimum	$80	0.25x
Tier I	$115	0.50x
Tier II	$132	0.75x
Tier III	$150	1.0x

One-third of the bonus amount (if any) earned by the executive officer for the 2009 fiscal year will be paid following the close of the 2009 fiscal year. The remainder will be deferred and subject to an annual installment vesting schedule tied to the executive officer’s continued service with the Company over an additional two-year period. The deferred portion will be paid as it vests and will earn interest at a designated rate until paid. The deferred portions will immediately vest and become payable in the event the executive officer’s employment terminates under certain defined circumstances during the deferral period. Accelerated payouts will also occur in the event of certain changes in control or ownership of the Company. The 2009 MIP also provides for pro-ration of the non-deferred portion of the bonus in the event the executive officer should terminate employment under certain defined circumstances during the 2009 fiscal-year performance period.

The foregoing description is qualified in its entirety by reference to the LTIP.